                                                                  Exhibit 99.37

                                                                [CONFORMED COPY]


================================================================================

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                    USANi LLC

================================================================================

                                TABLE OF CONTENTS

                                                                    Page
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                                    ARTICLE I

                                  DEFINED TERMS

         Section 1.1    Definitions................................   1
         Section 1.2    Headings...................................   8


                                   ARTICLE II

                               FORMATION AND TERM

         Section 2.1    Formation..................................   9
         Section 2.2    Name.......................................   9
         Section 2.3    Term.......................................   9
         Section 2.4    Registered Agent and Office................   9
         Section 2.5    Principal Place of Business................   9
         Section 2.6    Qualification in Other Jurisdictions.......   9


                                   ARTICLE III

                        PURPOSE AND POWERS OF THE COMPANY

         Section 3.1    Purpose....................................  10
         Section 3.2    Powers of the Company......................  10


                                   ARTICLE IV

                                     MEMBERS

         Section 4.1    Members....................................  10
         Section 4.2    Powers of Members..........................  10
         Section 4.3    Member's Share.............................  10
         Section 4.4    Classes....................................  10
         Section 4.5    Partition..................................  11
         Section 4.6    Resignation................................  11
         Section 4.7    Member Meetings............................  11
         Section 4.8    Voting.....................................  11
         Section 4.9    Quorum.....................................  11
         Section 4.10   Notice of Meetings.........................  12
         Section 4.11   Action Without a Meeting...................  12
         Section 4.12   Fundamental Changes........................  12

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                                    ARTICLE V

                                   MANAGEMENT

         Section 5.1    Manager....................................  14
         Section 5.2    Duties, Number, Designation and Term of
                        Directors..................................  15
         Section 5.3    Resignation of Directors...................  16
         Section 5.4    Vacancies on the Company Board.............  16
         Section 5.5    Removal of a Director......................  16
         Section 5.6    Committees of Directors....................  17
         Section 5.7    Meetings of the Company Board..............  17
         Section 5.8    Quorum of a Company Board Meeting..........  17
         Section 5.9    Compensation of Directors..................  17
         Section 5.10   Action Without Company Board Meeting.......  18
         Section 5.11   Officers...................................  18


                                   ARTICLE VI

                           SHARES AND CAPITAL ACCOUNTS

         Section 6.1    Capital Contributions......................  18
         Section 6.2    Status of Capital Contributions............  19
         Section 6.3    Capital Accounts...........................  19
         Section 6.4    Advances...................................  20
         Section 6.5    Redemption, Exchange, Transfer.............  20


                                   ARTICLE VII

                                   ALLOCATIONS

         Section 7.1    Profits and Losses.........................  20
         Section 7.2    Allocation Rules...........................  20
         Section 7.3    Priority Allocations.......................  21
         Section 7.4    Tax Allocations; Section 704(c) of the Code. 22


                                  ARTICLE VIII

                                  DISTRIBUTIONS

         Section 8.1    Distributions; Special Distribution........  23
         Section 8.2    Mandatory Distributions....................  23
         Section 8.3    Limitations on Distribution................  23
         Section 8.4    Tax Loans to HSNi..........................  23
         Section 8.5    Intercompany Transfer of Funds.............  23


                                       -ii-
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                                   ARTICLE IX

                                BOOKS AND RECORDS

         Section 9.1    Books, Records and Financial Statements....  24
         Section 9.2    Accounting Method..........................  25
         Section 9.3    Annual Audit...............................  25


                                    ARTICLE X

                                   TAX MATTERS

         Section 10.1   Tax Matters................................  26
         Section 10.2   Right to Make Section 754 Election.........  26
         Section 10.3   Section 709 Election.......................  26
         Section 10.4   Taxation as Partnership....................  27


                                   ARTICLE XI

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

         Section 11.1   Liability..................................  27
         Section 11.2   Exculpation................................  27
         Section 11.3   Fiduciary Duty.............................  27
         Section 11.4   Indemnification............................  27
         Section 11.5   Expenses...................................  28
         Section 11.6   Insurance..................................  28
         Section 11.7   Outside Businesses.........................  28
         Section 11.8   Third-Party Beneficiaries..................  28


                                   ARTICLE XII

                               ADDITIONAL MEMBERS

         Section 12.1   Admission..................................  29
         Section 12.2   Allocations................................  29


                                  ARTICLE XIII

                                   ASSIGNMENTS

         Section 13.1   Assignments of Shares Generally............  29
         Section 13.2   Recognition of Assignment by the Company...  30


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                                                                    Page
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                                   ARTICLE XIV

                    DISSOLUTION, LIQUIDATION AND TERMINATION

         Section 14.1   No Dissolution.............................  30
         Section 14.2   Events Causing Dissolution.................  30
         Section 14.3   Liquidation................................  30
         Section 14.4   Termination................................  31
         Section 14.5   Claims of the Members......................  31


                                   ARTICLE XV

                                  MISCELLANEOUS

         Section 15.1   Notices....................................  31
         Section 15.2   Formation Expenses.........................  31
         Section 15.3   Failure to Pursue Remedies.................  31
         Section 15.4   Cumulative Remedies........................  31
         Section 15.5   Binding Effect.............................  32
         Section 15.6   Interpretation.............................  32
         Section 15.7   Severability...............................  32
         Section 15.8   Counterparts...............................  32
         Section 15.9   Integration................................  32
         Section 15.10  Governing Law..............................  32
         Section 15.11  Confidentiality............................  33


                                   ARTICLE XVI

                                   AMENDMENTS

         Section 16.1   Amendments.................................  33


         SCHEDULE A     MEMBERS


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            AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                    USANi LLC

            This Amended and Restated Limited Liability Company Agreement (this "Agreement") of USANi LLC (the "Company"), dated and effective as of February 12, 1998, is entered into among USA Networks, Inc., a Delaware corporation (formerly known as HSN, Inc., "HSNi"), Home Shopping Network, Inc., a Delaware corporation and direct subsidiary of HSNi ("Home Shopping"), Universal Studios, Inc., a Delaware corporation ("Universal"), on behalf of USA Networks Partner, Inc., a Delaware corporation ("Universal Sub"), and certain of its newly formed and wholly owned subsidiaries listed on Schedule A to this Agreement, and Liberty Media Corporation, a Delaware corporation ("Liberty"), on behalf of Liberty HSN LLC Holdings, Inc., a Delaware corporation ("Liberty Sub") and certain of its newly formed and wholly owned subsidiaries listed on Schedule A to this Agreement, as members (the "Members"), and Mr. Barry Diller ("Mr. Diller") (for purposes of Sections 4.12 and 5.1 of this Agreement).

            WHEREAS, Universal, HSNi, Home Shopping and Liberty have entered into an Investment Agreement, dated as of October 19, 1997, as amended and restated as of December 18, 1997, pursuant to which HSNi, Home Shopping, Universal and Liberty agreed to form a limited liability company to own and operate USA Networks, an unincorporated joint venture (the "Partnership"), and the domestic production and distribution business of Universal ("UTV") and substantially all of the non-broadcast-related assets of HSNi (the "Investment Agreement");

            WHEREAS, the Investment Agreement contemplates the formation of a limited liability company which is referred to therein as the "LLC";

            WHEREAS, on January 26, 1998, HSNi formed the LLC and entered into a limited liability company agreement relating to the LLC; and

            WHEREAS, this Agreement amends and restates in its entirety such limited liability company agreement;

            NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. ss.18-101, et seq.), as amended from time to time (the "Delaware Act"), as provided herein, and hereby agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

            Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

            "Acquired Partnership Interest" shall have the meaning set forth in the Investment Agreement.

            "Additional Shares" shall mean any Share that is acquired after the Initial Capital Contributions.

            "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

            (a) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentence of either of Treasury Regulation ss.ss.1.704-2(g)(1) or 1.704-2(i)(5); and

            (b) Debit to such Capital Account the items described in Treasury Regulation ss.ss.1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
      1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation ss.1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            "Adjusted Taxable Income" shall mean LLC Taxable Income; provided, however, that if the HSNi Group has a net taxable loss for federal income tax purposes for a taxable year, LLC Taxable Income shall be reduced (but not below zero) by an amount equal to the net tax loss of the HSNi Group for federal income tax purposes for such year divided by one minus the Ratio; provided, however, that if such net tax loss of the HSNi Group exceeds the Loss Limit, then any net tax loss in excess of the Loss Limit shall be taken into account in determining the HSNi Group's taxable income for purposes of this provision for the subsequent years and, provided, further, that if the HSNi Group has net taxable income for federal income tax purposes for the year (taking into account any prior year net loss in excess of the Loss Limit), for this purpose LLC Taxable Income shall be increased by the product of (a) any net income of the HSNi Group for the year and (b) a fraction, the numerator of which is one and the denominator of which is one minus the Ratio (such net income to be taken into account only to the extent prior year net losses were previously taken into account in calculation of Adjusted Taxable Income hereunder and not previously offset by inclusions of prior year net income of the HSNi Group).

            "Affiliate" shall mean, with respect to any Person, any direct or indirect subsidiary of such Person, any other Person that directly or through one or more intermediaries, is controlled by, or is under common control with, the specified Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by any such member or trust. As used in this definition, the term "control" (including with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement (i) HSNi and its Subsidiaries (including the Company) shall not be deemed to be Affiliates of Universal, Diller and Liberty, (ii) Universal and its Subsidiaries shall not be deemed to be


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

Affiliates of HSNi, Diller and Liberty, (iii) Liberty and its Subsidiaries shall not be deemed to be Affiliates of HSNi, Diller, Universal, (iv) Matsushita Electric Industrial Co., Ltd. ("MEI") shall not be deemed to be an Affiliate of Universal or any Subsidiary of Universal so long as MEI does not materially increase its influence over Universal following the date hereof, and (v) natural persons shall not be deemed to be Affiliates other than of an individual.

            "Agreement" shall have the meaning set forth in the recitals hereof.

            "Assign" and "Assignment" shall have the meanings set forth in
Section 13.1 hereof.

            "Capital Account" shall mean, with respect to any Member and any Share, the account maintained for such Member and such Share in accordance with the provisions of Section 6.3 hereof.

            "Capital Contribution" shall mean, with respect to any Member and any Share, the aggregate amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company pursuant to Section 6.1 hereof with respect to such Share, net of any liabilities of such Member that are assumed by the Company in connection with such contribution or that are secured by property so contributed, and shall include the Initial Capital Contribution and any Subsequent Capital Contribution.

            "CEO" shall mean the Chief Executive Officer of HSNi or any successor entity.

            "Certificate" shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

            "Class A Share," "Class B Share" and "Class C Share" shall have the respective meanings set forth in Section 4.4 hereof.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. A reference to a specific section (ss.) of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

            "Company" shall have the meaning set forth in the preamble hereto.

            "Company Board" shall have the meaning set forth in Section 5.2 hereof.

            "Company CEO" shall have the meaning set forth in Section 5.1 hereof.


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            "Company Minimum Gain" shall mean "partnership minimum gain" of the
Company within the meaning of Treasury Regulation ss.1.704-2(b)(2) and shall be computed in accordance with Treasury Regulation ss.1.704-2(d).

            "Covered Person" shall mean any Officer or director of the Company or its Affiliates (but shall not include an officer, director or employee of HSNi, Home Shopping, Universal, or Liberty or their respective Affiliates who is not an Officer of the Company or its Affiliates).

            "Delaware Act" shall have the meaning set forth in the preamble hereof.

            "Depreciation" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that, if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided, further, that if the United States federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members; and provided, further, that with respect to any goodwill that is not amortizable under the Code (including with respect to the Owned Partnership Interest), there shall be no Depreciation.

            "Distributions" shall mean distributions of cash or other property made by the Company with respect to the Class A Shares, Class B Shares or the Class C Shares. Distributions shall not mean payments of cash or other property to holders of Shares for reasons other than their ownership of such Shares.

            "Economic Percentage Interest," with respect to any Member, shall mean the number of Class A Shares, Class B Shares and/or Class C Shares owned by such Member divided by the sum of the total number of Shares in the Company (expressed as a percentage of one hundred percent rounded to the nearest one-thousandth of percent).

            "Economic Risk of Loss" shall have the meaning set forth in Treasury Regulation ss.1.752-2.

            "Excess Cash" shall mean cash held by an entity (including from the proceeds of borrowings) on the last business day of each month which is reasonably determined by such entity not to be needed by such entity to fund its operations or repay indebtedness owed by such entity during the immediately succeeding month.

            "Fiscal Year" shall mean (a) the period commencing upon the date of this Agreement and ending on December 31, 1998, (b) any subsequent twelve-month period commencing on January 1 and ending on December 31, (c) any other twelve-month period required by the Code or the Treasury Regulations to be used as the taxable year of the

Company or (d) any portion of the periods described in clauses (a), (b) or (c) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VII hereof.

            "Foreign Ownership Restriction" means any applicable restrictions of a Governmental Authority on foreign ownership or foreign control of the Company or the Shares, the breach of which, or non-compliance with which, could result in the loss, or failure to secure the renewal or reinstatement, of any license or franchise of any Governmental Authority held by the Company or any of its Subsidiaries to conduct any portion of the business of the Company or such Subsidiary.

            "GAAP" means generally accepted accounting principles in the United States.

            "Governance Agreement" means that certain Governance Agreement, dated as of October 19, 1997, among Universal, HSNi, Mr. Diller and Liberty, which sets forth certain terms and conditions concerning Universal's, Mr. Diller's and Liberty's relationships with HSNi and certain matters relating to the securities of HSNi.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for United States federal income tax purposes, except as follows:

            (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by mutual agreement of the Members;

            (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by mutual agreement of the Members, as of the following times: (i) immediately prior to the acquisition of an additional Share in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of Company assets in redemption of a Share in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation ss.1.704-1(b)(2)(ii)(g); and

            (c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by mutual agreement of the Members.

            If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

            "Home Shopping" shall have the meaning set forth in the preamble hereof.


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            "HSNi" shall have the meaning set forth in the preamble hereof.

            "HSNi Board" means the Board of Directors of HSNi.

            "HSNi Board Vacancy" shall have the meaning set forth in Section 5.2(b) hereof.

            "HSNi Designees" shall have the meaning set forth in Section 5.2(b) hereof.

            "HSNi Group" means the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which HSNi is the common parent (including any continuation of such group under the rules of Section 1.1502-75(d) of the Treasury Regulations).

            "HSNi Members" shall mean HSNi and its Affiliates (including Home Shopping) who may be Members of the Company.

            "Initial Capital Contributions" shall have the meaning set forth in
Section 6.1 hereof.

            "Initial Liberty Contribution" shall have the meaning set forth in
Section 6.1 hereof.

            "Interest Rate" shall have the meaning set forth in the Investment Agreement.

            "Investment Agreement" shall have the meaning set forth in the recitals hereof.

            "LLC Taxable Income" shall mean the taxable income of the Company, determined in accordance with Section 703(a) of the Code (but including, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code).

            "Liberty" shall have the meaning set forth in the preamble hereof.

            "Liberty Designees" shall have the meaning set forth in Section 5.2(b) hereof.

            "Liberty Members" shall mean Liberty and its Affiliates who may be Members of the Company.

            "Loss Limit" shall mean LLC Taxable Income multiplied by one minus the Ratio.

            "Manager" shall have the meaning set forth in Section 5.1 hereof.

            "Member" shall mean any Person named as a member of the Company in the preamble hereof and on Schedule A hereto and includes any Person who acquires a Share pursuant to the provisions of this Agreement. For purposes of the Delaware Act, the Members shall constitute three (3) classes or groups of members.


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

            "Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Liability, determined in accordance with Treasury Regulation ss.1.704-2(i)(3).

            "Member Nonrecourse Deductions" shall mean "partner nonrecourse deductions" within the meaning of Treasury Regulation ss.ss.1.704-2(i)(1) and 1.704-2(i)(2).

            "Member Nonrecourse Liability" shall mean "partner nonrecourse debt" or "partner nonrecourse liability" within the meaning of Treasury Regulation ss.1.704-2(b)(4).

            "Mr. Diller" shall have the meaning set forth in the preamble hereof.

            "Officers" means those Persons appointed by the Manager to manage the day-to-day affairs of the Company pursuant to Section 5.12 hereof.

            "Owned Partnership Interest" shall have the meaning set forth in the Investment Agreement.

            "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

            "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with ss.703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to ss.703(a)(1) of the Code), with the following adjustments:

            (a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

            (b) any expenditures of the Company described in ss.705(a)(2)(B) of the Code (or treated as expenditures described in ss.705(a)(2)(B) of the Code pursuant to Treasury Regulation ss.1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

            (c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of "Gross Asset Value" above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

            (d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

            (e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" above.

            "Ratio" shall mean HSNi Group's combined Economic Percentage
Interest.

            "Regulated Subsidiaries" shall have the meaning set forth in the Investment Agreement.

            "Share" shall mean a unit of limited liability company interest owned by a Member in the Company which represents, in respect of any Class A Share, Class B Share or Class C Share, a right to allocations of the profits and losses of the Company, a right to participate in certain voting and/or management rights and a right to receive distributions as provided in Article VIII or Section 14.3(c) hereof, in each case in accordance with the provisions of this Agreement and the Delaware Act.

            "Subsequent Capital Contribution" shall have the meaning set forth in Section 6.1 hereof.

            "Subsidiaries" shall mean, with respect to any Person, each of the direct or indirect subsidiaries of such Person.

            "Tax Matters Partner" shall have the meaning set forth in Section 10.1(a) hereof.

            "Tax Rate" shall mean the highest marginal federal and applicable state corporate income tax rates (giving effect to the deductibility, if any, of state income taxes for federal income tax purposes) in effect for the taxable year.

            "Total Voting Power" means the total number of votes represented by the Class A Shares, Class B Shares and Class C Shares when voting together as a single class, with each Share entitled to one vote.

            "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

            "Universal" shall have the meaning set forth in the preamble hereof.

            "Universal Designees" shall have the meaning set forth in Section 5.2(b) hereof.

            "Universal Members" shall mean the Affiliates of Universal who may be Members of the Company from time to time.

            "Universal Sub" shall have the meaning set forth in the preamble hereof.

            Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.


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

                                   ARTICLE II

                               FORMATION AND TERM

            Section 2.1 Formation. (a) Subject to the filing of the Certificate with the Office of the Secretary of State of the State of Delaware as provided in Section 2.3, the Members hereby form the Company as a limited liability company under and pursuant to the provisions of the Delaware Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

            (b) Upon the execution of this Agreement or a counterpart of this Agreement and the making of the Initial Capital Contributions or Initial Liberty Contribution contemplated by Section 6.1(a), the HSNi Members, Universal Members and Liberty Members shall be admitted as Members of the Company with the number and type of Shares reflected on Schedule A.

            (c) The name and mailing address of each Member and the amount of such Member's Initial Capital Contribution shall be listed on Schedule A attached hereto.

            (d) HSNi, by its duly authorized officers, is hereby designated an authorized person, within the meaning of the Delaware Act, to execute, deliver and file, or cause the execution, delivery and filing of the Certificate. The Secretary of the Company and any assistant secretary are hereby designated as authorized Persons, within the meaning of the Delaware Act, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of Delaware and any other certificates, notices or other instruments (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

            Section 2.2 Name. The name of the Company shall be "USANi LLC."

            Section 2.3 Term. The term of the Company shall commence on the date the Certificate is filed in the office of the Secretary of State of the State of Delaware, which shall be the date hereof, and shall continue perpetually unless the Company is dissolved pursuant to Section 14.2, which dissolution shall be carried out pursuant to the Delaware Act and the provisions of this Agreement.

            Section 2.4 Registered Agent and Office. The Company's registered agent and office in Delaware shall be the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

            Section 2.5 Principal Place of Business. The principal place of business of the Company shall be in the State of California or such other location as the Company Board may designate from time to time and embody in a writing to be filed with the records of the Company.

            Section 2.6 Qualification in Other Jurisdictions. The Officers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and such qualification, formation or registration is necessary or appropriate for the transaction of such business.

                                   ARTICLE III

                        PURPOSE AND POWERS OF THE COMPANY

            Section 3.1 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act.

            Section 3.2 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1.

                                   ARTICLE IV

                                     MEMBERS

            Section 4.1 Members. The name and mailing address of each Member and the number and class of Shares owned thereby shall be listed on Schedule A attached hereto. The Secretary or other designated Officer shall be required to update Schedule A from time to time as necessary to accurately reflect changes in address and/or the ownership of Shares. Any amendment or revision to Schedule A made to reflect an action taken in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time. No Person, whether or not such Person holds any Shares, shall be deemed a Member of the Company hereunder or under the Delaware Act unless approved as such pursuant to the provisions of Article XIII of this Agreement.

            Section 4.2 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Members shall not have the authority to bind the Company by virtue of their status as Members.

            Section 4.3 Member's Share. A Member's Shares shall for all purposes be personal property. No holder of a Share or Member shall have any interest in specific Company assets or property, including any assets or property contributed to the Company by such Member as part of any Capital Contribution.

            Section 4.4 Classes. (a) The Shares shall be divided between Class A Shares, Class B Shares and Class C Shares.

            (b) The Class A Shares, Class B Shares and Class C Shares may not be subdivided, and each of such Shares shall have identical rights and terms in all respects except as specifically set forth in this Article IV and Article V of this Agreement. Subject to the rights and obligations of the Manager and the Company Board, the Class A Shares, Class B Shares and Class C Shares shall have all management and voting rights (subject to Section 4.12), all rights to any allocation of Profits and Losses by the LLC and provided for under the Delaware Act and all rights to distributions as may be authorized under this Agreement and under the Delaware Act.

            (c) Upon exchange of Class B or Class C Shares for shares of HSNi stock pursuant to the Exchange Agreement (as defined in the Investment Agreement) such Class B or Class C Shares shall automatically be converted into an equal number of Class A Shares.

            (d) Class A Shares, Class B Shares and Class C Shares shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York.

            Section 4.5 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

            Section 4.6 Resignation. A Member shall cease to be a Member at the time such Member ceases to own any Shares. Shares are redeemable only pursuant to Sections 1.7 and 6.2(c) of the Investment Agreement.

            Section 4.7 Member Meetings. (a) A meeting of Members for the designation of directors, and for such other business as may be stated in the notice of the meeting, shall be held at least annually at such date, time and place as is determined by the Manager. At each annual meeting, the Members shall designate directors in accordance with Section 5.2(b) and they may transact such other business as shall be stated in the notice of the meeting.

            (b) Special meetings of the Members for any purpose or purposes may be called only by the Manager or by a resolution of the Company Board.

            Section 4.8 Voting. Each Member entitled to vote in accordance with the terms of this Agreement may vote in person or by proxy. The Members shall be entitled to vote only on the matters set forth in Section 4.12 and to the other rights expressly set forth herein, including designating their respective designees to the Company Board. Except in the case of designation of directors and unless otherwise provided for by this Agreement, all matters to be decided by the Members shall be decided by an affirmative vote (or consent in writing) of the majority of the Total Voting Power of the holders of the Class A Shares, Class B Shares and Class C Shares, voting together as a single class, and no matter may be decided without such affirmative vote or consent in writing.

            Section 4.9 Quorum. Except as otherwise required by law, the presence, in person or by proxy, of a majority of the holders of the Class A Shares, Class B Shares and Class C Shares shall constitute a quorum at all meetings of the Members. In case a quorum shall not be present at any meeting, Members holding a majority of the Total Voting Power held by Members represented thereat, in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of Shares shall be present. At any such adjourned meeting at which the requisite amount of Shares shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

            Section 4.10 Notice of Meetings. Written notice, stating the place, date and time of the meeting, shall be given to each Member, at such Member's address as it appears on the records of the Company, not less than two business days before the date of the meeting (except that notice to any Member may be waived in writing by such Member).

            Section 4.11 Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the number of Members as would be required to take such action at a meeting, notice of such action shall be given to those Members who have not so consented in writing to such action without a meeting and such written consent is filed with the minutes of proceedings of the Members.

            Section 4.12 Fundamental Changes. Notwithstanding anything to the contrary contained in this Agreement, for so long as Mr. Diller, Universal (on behalf of the Class B Shares) or Liberty (on behalf of the Class C Shares), respectively, has rights to approve Fundamental Changes under Section 2.04 of the Governance Agreement, the following matters (each a "Fundamental Change") shall require the prior approval of Mr. Diller, Universal (on behalf of the Class B Shares) and Liberty (on behalf of the Class C Shares), respectively, and the Company shall not take any of the actions set forth below prior to such approval (provided that approval by a Member of a Fundamental Change pursuant to Section 2.04 of the Governance Agreement shall constitute approval of the correlative matters under this Section 4.12):

            (a) Any transaction that would subject the Company or any Subsidiary to Foreign Ownership Restrictions; provided that the matter set forth in this clause (a) will not constitute a "Fundamental Change" with respect to Liberty and Mr. Diller and shall not require their approval.

            (b) Any transaction not in the ordinary course of business, launching new or additional channels or engaging in any new field of business, in any case, which will result in or will have a reasonable likelihood of resulting in, such Member or any Affiliate thereof being required under law to divest itself of all or any part of its Shares or Parent Common Shares (as defined in the Investment Agreement), or any interest therein, or any other material assets of such Member, or which will render such Member's continued ownership of such securities, interests or assets illegal or subject to the imposition of a fine or penalty or which will impose material additional restrictions or limitations on Universal's, Liberty's or their respective Affiliates' (as defined in the Governance Agreement) full rights of ownership (including, without limitation, voting) thereof or therein.

            (c) Acquisition or disposition (including pledges), directly or indirectly, by the Company or any of its Subsidiaries of any assets (including debt and/or equity securities), or business (by merger, consolidation or otherwise), provided that the transactions contemplated by the Investment Agreement, including the matters contemplated by Section
      9.14 of the Investment Agreement (to the extent conducted in all material respects in accordance with the letter agreement relating to such matters dated as of the date of the Investment Agreement among Liberty, Universal and the Company, as such agreement may be amended or modified), shall not require the prior approval of Liberty pursuant to this Section 4.12, the grant or issuance of any debt or equity securities of the Company or any of its Subsidiaries (other than in any of the foregoing as contemplated by this Agreement, the Investment Agreement and the Exchange Agreement), the redemption, repurchase or reacquisition of any debt or equity securities of the Company or any of its Subsidiaries (other than as contemplated by this Agreement, the Investment Agreement and the Exchange Agreement) by the Company or any such Subsidiary, or the incurrence of any indebtedness, or any combination of the foregoing, in any such case, in one transaction or a series of transactions in a six-month period, with a value of 10% or more of the market value of the Total Equity Securities (as defined in the Governance Agreement) at the time of such transaction, provided that the prepayment, redemption, repurchase or conversion of prepayable, callable, redeemable or convertible securities (including Shares) in accordance with the terms thereof shall not be a transaction subject to this paragraph
      (c).

            (d) For a five-year period following the Closing (as defined in the Investment Agreement), disposition of any interest in the Partnership (as defined in the Investment Agreement) or, other than in the ordinary course of business, its assets, directly or indirectly (by merger, consolidation or otherwise), provided that the matters set forth in this paragraph (d) will not constitute a "Fundamental Change" with respect to Liberty and shall not require its approval unless it otherwise would constitute a "Fundamental Change" under one of the other items of this Section 4.12 with respect to which Liberty's consent is required.

            (e) Disposition or issuance (including pledges), directly or indirectly, by the Company of any Shares or Additional Shares except as contemplated by this Agreement, the Investment Agreement, the Governance Agreement, the Stockholders Agreement and the Exchange Agreement or pledges in connection with the financings.

            (f) Voluntarily commencing any liquidation, dissolution or winding up of the Company or any material Subsidiary.

            (g) Engagement by the Company in any line of business other than media, communications and entertainment products, services and programming, and electronics retailing, or other businesses engaged in by the Company and HSNi and its Subsidiaries as of the closing date or as contemplated by the Investment Agreement, provided that the Company shall not engage in theme park, arcade or film exhibition businesses so long as Universal is restricted from competing in such lines of businesses under non-compete or similar agreements in effect on the date hereof and such agreements would be applicable to the Company by virtue of Universal's ownership therein, provided that the matters set forth in the foregoing proviso shall not constitute a "Fundamental Change" with respect to Liberty and shall not require its approval unless it otherwise would constitute a "Fundamental Change" under one of the other items of this
      Section 4.12 with respect to which Liberty's consent is required.

            (h) Settlement of any litigation, arbitration or other proceeding which is other than in the ordinary course of business and which involves any material restriction on the conduct of business by the Company or such Member or any of their respective Affiliates or the continued ownership of assets by the Company or such Member of any of their respective Affiliates.

            (i) Engagement in any transaction (other than contemplated by the Investment Agreement) between the Company and its Affiliates (excluding Mr. Diller, HSNi, Universal and Liberty), on the one hand, and Mr. Diller, HSNi, Universal or Liberty, and their respective Affiliates, on the other hand, subject to the exceptions relating to the size of the proposed transaction and except for those transactions which are otherwise on an arm's-length basis.

            (j) Entering into any agreement with any holder of Shares in such Member's capacity as such which grants such Member approval rights similar in type and magnitude to those set forth in this Section 4.12.

            (k) Entering into any transaction that could reasonably be expected to impede HSNi's ability to engage in the Spinoff (as defined in the Governance Agreement) or cause it to be taxable.

            (l) Material amendment to the certificate of formation.

            (m) Any non-ministerial actions taken by the Tax Matters Partner pursuant to Section 10.01 or in connection with any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit, in each case, materially adversely affecting the tax liability of a Member, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim; provided, however, that the foregoing shall require the prior approval of the affected Member or Members only.

Notwithstanding anything to the contrary, Universal and Liberty shall be entitled to exercise the matters set forth in paragraphs (b), (f) and (i) above, which shall continue to be "Fundamental Changes" as provided in Section 4.12 with respect to Universal or Liberty so long as Universal or Liberty, as the case may be, is not legally permitted to exchange all of its Shares for Parent Common Shares and Universal or Liberty, as the case may be, continues to own such Shares.

                                    ARTICLE V

                                   MANAGEMENT

            Section 5.1 Manager. In accordance with Section 18-402 of the Delaware Act, management of the Company shall be vested in the manager of the Company (the "Manager"). The business and affairs of the Company shall be managed exclusively by and under the direction of the Manager, subject to the control of the Board of Directors and the Members to the extent set forth in
Section 4.12. So long as Mr. Diller is the Manager, the Manager shall also be the Chief Executive Officer of the Company and Chairman of the

Company Board (the "Company CEO") and shall have such powers and authority relative to the Company as does the CEO relative to HSNi. Mr. Diller shall be the Manager and Company CEO and shall retain such positions until the CEO Termination Date (as defined in the Governance Agreement) or Mr. Diller is Disabled (as defined in the Governance Agreement). Immediately following the CEO Termination Date or if Mr. Diller is Disabled, the Manager (and the Company CEO) shall be designated by Universal (or, at Universal's option, a Universal Member shall be the Managing Member and shall designate the Company CEO); provided that
(i) Universal and Liberty and their respective Affiliates then Beneficially Own Equity Securities representing at least 40% of the total voting power of the Total Equity Securities (each as defined in the Governance Agreement) and (ii) no shareholder of HSNi (other than Universal or Liberty and their respective Affiliates) Beneficially Owns Equity Securities representing a greater percentage of the total voting power of the Total Equity Securities than the total voting power of the Total Equity Securities represented by the Equity Securities Beneficially owned by Universal and Liberty and their Affiliates. Notwithstanding the preceding sentence, if the conditions in clauses (i) and
(ii) of the proviso above are satisfied and the excess, if any, of the percentage (expressed as a whole number) of the total voting power of the Total Equity Securities that the Equity Securities Beneficially owned by Liberty and its Affiliates represents minus the percentage (expressed as a whole number) of the total voting power of the Total Equity Securities that the Equity Securities Beneficially Owned by Universal and its Affiliates represents is greater than five (5), then the Manager (and the Company CEO) shall instead be designated by Liberty or, at Liberty's option, a Liberty Member shall be the Managing Member and shall designate the Company CEO. If neither Universal nor Liberty is then entitled to designate the Manager in accordance with this provision, then the Manager (and the Company CEO) shall be designated by HSNi.

            Section 5.2 Duties, Number, Designation and Term of Directors. (a) The business and affairs of the Company shall be managed under the direction of a Board of Directors of the Company (the "Company Board") consisting of a number of directors equal to the number of directors constituting the HSNi Board; provided, however, that if Liberty would be entitled to designate directors to the HSNi Board pursuant to the terms of the Governance Agreement but such representation on the HSNi Board by Liberty is not permitted by applicable law, the number of directors of the Company Board shall be increased by one or two until such time as Liberty is so entitled to designate one or two directors of HSNi pursuant to the Governance Agreement and such representation would be permitted by applicable law. Except as to matters delegated to Officers of the Company, the approval of the Company Board shall be required for any action or decision of the Company customarily reserved to a board of directors. The power of the Company Board to approve such actions and decisions shall be exclusive to the Company Board, and no Officer may take any action or make any decision referred to in the foregoing sentence without the approval of the Company Board, if such approval is required.

            (b) The directors shall consist, at all times, of (i) Class A directors, consisting of the HSNi Designees who are the same persons as the directors of the HSNi Board (other than Satisfactory Nominees and Liberty Directors (as such terms are defined in the Governance Agreement), if any) (the "HSNi Designees"), (ii) Class B directors, consisting of a number of directors selected by Universal (the "Universal Designees") and equal to the number of Satisfactory Nominees that Universal is entitled to designate to the HSNi Board pursuant to the terms of the Governance Agreement and (iii) Class C directors, consisting of a number of directors selected by Liberty ("Liberty Designees") equal to the number of

Liberty Directors that Liberty would be entitled to designate to the HSNi Board pursuant to the terms of the Governance Agreement (without regard to whether such representation is permitted by applicable law). Universal shall designate the Persons who are Satisfactory Nominees as the Class B directors and Liberty shall designate the Persons who are Liberty Directors as the Class C directors, in each case for so long as such Persons are also serving as directors on the HSNi Board. In the event that Universal or Liberty is entitled to designate a director on the HSNi Board but such position is not filled by Universal's or Liberty's nominees (whether due to a legal limitation on the number of directors such Person may designate or otherwise) (an "HSNi Board Vacancy"), Universal or Liberty, as the case may be, shall be entitled to designate as directors such additional number of individuals, subject to the definitions of Satisfactory Nominee or Liberty Director. In the event that the HSNi Board Vacancy is subsequently filled by Universal's or Liberty's designee, such entity shall cause the resignation from the Company Board of the individuals designated pursuant to the preceding sentence and to designate its HSNi Director to the Company Board.

            (c) Directors shall be designated to serve until the earlier of (i) the designation and qualification of his or her successor, (ii) removal of such director in accordance with Section 5.5 of this Agreement or (iii) such director's death.

            (d) Unless otherwise specified herein, any action or decision of the Company Board, whether at a meeting of the Company Board or by written consent, may only be taken if approved unanimously by the HSNi Designees, the Universal Designees and the Liberty Designees; provided, however, that in the event any action is deadlocked because of a failure to receive unanimous approval by the Company Board, the Chairman of the Board shall have the power and authority to break the deadlock by approving or rejecting such action and the affirmative vote of the Chairman of the Board shall be deemed to be the unanimous vote of the Company Board. Nothing in this Section shall affect the right of each Member to approve or reject any Fundamental Change in accordance with Section 4.12.

            (e) Committees of the Company Board will not be used in a manner that usurps the overall responsibility of the Company Board pursuant to this Agreement.

            Section 5.3 Resignation of Directors. Any director, other than the Company CEO prior to the date he ceases for any reason to be CEO or becomes Disabled, may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and, if no time be specified, at the time of its receipt by the Chairman of the Board, the CEO or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

            Section 5.4 Vacancies on the Company Board. Upon any removal, resignation, death or disability of any member of the Company Board, the Member who designated such Company Board member shall designate a replacement in accordance with Section 5.2.

            Section 5.5 Removal of a Director. (a) An HSNi Designee may be removed only upon, and shall be removed effective upon, the removal or resignation of such Designee from the HSNi Board.

            (b) Any Universal Designee may be removed either for or without cause at any time, but only by the holders of a majority of the Class B Shares in a writing to such effect; provided that Universal shall also cause such designee to be removed from the HSNi Board pursuant to the Governance Agreement. A Universal Designee shall be removed from the Company Board effective upon the removal for cause of such Universal Designee from the HSNi Board.

            (c) Any Liberty Designee may be removed either for or without cause at any time, but only by the holders of a majority of the Class C Shares in a writing to such effect; provided that, to the extent such Liberty Designee is then serving as a Liberty Director, Liberty shall also cause such designee to be removed from the HSNi Board pursuant to the Governance Agreement. A Liberty Designee shall be removed from the Company Board effective upon the removal for cause of such Liberty Designee from the HSNi Board.

            Section 5.6 Committees of Directors. The Company Board may, by resolution or resolutions of the Company Board, designate one or more committees, each committee to consist of two or more directors of the Company. Any such committee, to the extent provided in the resolution of the Company Board establishing such committee, shall have and may exercise all the powers and authority of the Company Board in the management of the business and affairs of the Company.

            Section 5.7 Meetings of the Company Board. The newly designated directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the formation of the Company, or the time and place of such meeting may be fixed by consent of all the directors. Regular meetings of the Company Board may be held without notice (provided that directors were advised of the date and time of such regular meeting at least the minimum number of days that would constitute notice under Section 4.10 hereof) at such places and times as shall be determined from time to time by resolution of the Company Board. Special meetings of the Company Board may be called by the Chairman of the Board or a majority of the directors, upon at least one day's notice to each director (except that notice to any director may be waived in writing by such director), and shall be held at such place or places as may be determined by the Company Board, or as shall be stated in the call of the meeting. Where appropriate and practicable in the judgment of the Manager, immediately prior to or following each regular or special meeting of the HSNi Board of Directors, a separate special or regular meeting of the Company Board shall be held. Copies of agendas and minutes of all meetings of the Company Board shall be distributed to all directors. Members of the Company Board, or any committee designated by the Company Board, may participate in any meeting of the Company Board or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

            Section 5.8 Quorum of a Company Board Meeting. The presence in person of a majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Company Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

            Section 5.9 Compensation of Directors. Directors shall not receive any stated salary for their services as directors or as members of committees of the Company

Board, but by resolution adopted by the Company Board, a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity as an Officer, agent or otherwise, and receiving compensation therefor or from serving a Member in the capacity of officer, agent or otherwise and receiving compensation therefor.

            Section 5.10 Action Without Company Board Meeting. Any action required or permitted to be taken at any meeting of the Company Board or of any committee thereof may be taken without a meeting if a written consent thereto is signed by the number and type of directors as would be required to take such action at a meeting, and such written consent is filed with the minutes of proceedings of the Company Board or such committee.

            Section 5.11 Officers. (a) In addition to the Company CEO, the Officers of the Company shall be a Chairman of the Board and a Secretary and such other officers as may be established by the Manager, all of whom shall be appointed by the Manager and shall hold office until their successors are duly appointed. Subject to Sections 4.12 and 5.1 of this Agreement, the Company CEO shall be responsible for managing the business of the Company and shall have such powers and authority relative to the Company as does the CEO of HSNi relative to HSNi. In addition, the Manager may appoint such Assistant Secretaries and Assistant Treasurers as it deems proper. The Manager may also establish additional or alternate offices of the Company as it deems advisable, and such offices shall be filled with such Officers, who shall perform such duties and serve such terms, as the Manager shall determine from time to time.

            (i) The Chairman of the Board. The Manager (or, in the case of a Member Manager, its designee) shall be the Chairman of the Board and shall preside at all meetings of the Company Board and shall have such powers and authority relative to the Company as does the Chairman of the Board of HSNi relative to HSNi.

            (ii) Secretary. The Secretary shall record all the proceedings of the meetings of the Company Board, any committees thereof and the Members in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Company Board or the Manager.

            (iii) Assistant Treasurers and Assistant Secretaries. Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Manager.

            (b) Subject to Sections 4.12 and 5.1, officers shall have the exclusive authority to conduct the day-to-day affairs of the Company. In no event may an Officer take any action for which approval is required under
Section 4.12 in the absence of such approval.

                                   ARTICLE VI

                           SHARES AND CAPITAL ACCOUNTS

            Section 6.1 Capital Contributions. (a) Upon formation of the Company, and, in the case of Liberty, no later than June 30, 1998 pursuant to
Section 1.5(f) of the

Investment Agreement, each Member shall contribute to the capital of the Company (each, an "Initial Capital Contribution") the consideration set forth opposite the Member's name on Schedule A attached hereto in the form indicated thereon and in respect of the relevant number of Shares indicated thereon. The agreed value of the Initial Capital Contributions shall be as set forth on Schedule A. In addition, upon formation of the Company, Liberty shall contribute to the capital of the Company a nominal contribution to be mutually agreed upon by HSNi, Universal and Liberty (the "Initial Liberty Contribution").

            (b) Notwithstanding the other provisions of this Section, no Member shall make any Capital Contributions to the Company other than the Initial Capital Contributions, provided that Members holding Class A Shares, Class B Shares and Class C Shares may make additional Capital Contributions in cash or shares of HSNi Class B or common stock in exchange for additional shares of the same class of Shares such Member holds prior to such Capital Contribution (any such Capital Contribution, a "Subsequent Capital Contribution") to the Company as contemplated by, and subject to the conditions and limitations contained in the Investment Agreement, the Governance Agreement and the Stockholders Agreement, including Sections 1.7, 1.8 and 6.1(c) of the Investment Agreement,
Section 1.01(h) of the Governance Agreement and Section 4.4(f) of the Stockholders Agreement. At the time any Subsequent Capital Contributions are made, Schedule A shall be revised to reflect such contributions.

            Section 6.2 Status of Capital Contributions. (a) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement with respect to allocations and distributions.

            (b) Except as otherwise provided herein and by the Delaware Act, the Members shall be liable only to make their Capital Contributions pursuant to
Section 6.1 hereof, and no Member shall be required to lend any funds to the Company or, after a Member's Capital Contributions have been fully paid pursuant to Section 6.1 hereof, to make any additional Capital Contributions to the Company except as provided herein or therein. Other than as provided herein or under the Delaware Act, no Member shall have any personal liability for the payment of any Capital Contribution of any other Member.

            Section 6.3 Capital Accounts. (a) An individual Capital Account shall be established and maintained for each Member by class of Share.

            (b) The Capital Account of each Member by class of Share shall be maintained in accordance with the following provisions:

            (i) to such Member's Capital Account there shall be credited such Member's Capital Contributions, Profits allocated to such Member under Sections 7.1 and 7.2 hereof and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

            (ii) to such Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets transferred to such Member in a Distribution pursuant to any provision of this Agreement, Losses allocated to such Member under Sections 7.1 and 7.2 hereof and the amount of any liabilities of such Member that are assumed by the Company (other than liabilities taken into account in determining a Member's Capital Contribution); and

            (iii) in determining the amount of any liability for purposes of this subsection (b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

            Section 6.4 Advances. Subject to Article 5 of the Investment Agreement, if any Member shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the Distributions of the Company. Subject to Article 5 of the Investment Agreement and Section
4.12 of this Agreement, the amount of any such advance shall be a debt obligation of the Company to such Member and shall be repaid to it by the Company with such interest rate, conditions and terms as mutually agreed upon by such Member and the Manager. Any such advance shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part thereof. No Person who makes any nonrecourse loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

            Section 6.5 Redemption, Exchange, Transfer. Subject in addition to
Section 4.4 hereof, Shares shall be redeemable, exchangeable and transferable only in accordance with the Investment Agreement and the Exchange Agreement (as defined therein). The Company and the Members shall take all actions necessary to effect the terms of the Investment Agreement as they relate to Shares (LLC Shares, as defined in the Investment Agreement), including, without limitation, the terms of Articles 6 and 7 thereof.

                                   ARTICLE VII

                                   ALLOCATIONS

            Section 7.1 Profits and Losses. (a) Subject to the allocation rules of Section 7.2 hereof, Profits for any Fiscal Year shall be allocated among the Members in proportion to their respective Economic Percentage Interests.

            (b) Subject to the allocation rules of Section 7.2 hereof, Losses for any Fiscal Year shall be allocated among the Members in proportion to their Economic Percentage Interests.

            Section 7.2 Allocation Rules. (a) In the event there is a change in the respective Economic Percentage Interests of Members during the year, the Profits (or Losses) allocated to the Members for each Fiscal Year during which there is a change in the respective Economic Percentage Interests of Members during the year shall be allocated among the Members in proportion to the Economic Percentage Interests during such Fiscal Year in accordance with ss.706 of the Code, using any convention permitted by law and selected by the Company Board.

            (b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Company Board using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.

            (c) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

            (d) The Members are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Company income, gain, loss, deduction and credit for income tax purposes.

            Section 7.3 Priority Allocations. The following allocations shall be made in the following order of priority:

            (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7.3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g)(2); provided that a Member shall not be subject to this Section 7.3(a) to the extent that an exception is provided by Treasury Regulation
      Section 1.704-2(f)(2)-(5). This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

            (b) Member Nonrecourse Liability Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7.3 except Section 7.3(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Liability during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Liability (determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) as of the beginning of the year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Liability. A Member's share of the net decrease in Member Minimum Gain shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4); provided that a Member shall not be subject to this provision to the extent that an exception is provided by Treasury Regulation Section 1.704-2(i)(4). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation
      Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

            (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for the Fiscal Year) shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation, the Adjusted Capital

      Account Deficit of such Member created by such adjustments, allocations or distributions as quickly as possible; provided that an allocation pursuant to this Section 7.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7.3 have been tentatively made as if this Section 7.3(c) were not in this Agreement. This Section 7.3(c) is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the terms of this Agreement or otherwise, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7.3 have been tentatively made as if Section 7.3(c) and this Section 7.3(d) were not in this Agreement.

            (e) Member Nonrecourse Deductions. If any Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Liability, any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the Economic Risk of Loss with respect to the Member Nonrecourse Liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

            (f) Deductions under Section 709 of the Code for amortization of amounts paid or incurred to organize the Company or, in the case of liquidation of the Company prior to the end of the amortization period specified in Section 709 of the Code, deductions under Section 165 for the previously unrecovered portion of such amounts, shall be specially allocated to the Member who paid or incurred such amounts and such Member's Capital Account shall be credited for amounts paid or incurred by such Member.

            Section 7.4 Tax Allocations; Section 704(c) of the Code. (a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for United States federal income tax purposes and its initial Gross Asset Value (computed in accordance with paragraph (a) of the definition of "Gross Asset Value" contained in Section
1.1 hereof). Such variation shall be taken into account under the "traditional method" of Treasury Regulation Section 1.704-3(b). For these purposes the Owned Partnership Interest and the Acquired Partnership Interest shall be treated as separate assets.

            (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of "Gross Asset Value" contained in Section 1.1 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for income tax purposes, take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its Gross Asset Value in the same manner as under ss.704(c) of the Code and the Treasury Regulations thereunder.

            (c) Allocations pursuant to this Section 7.4 are solely for purposes of United States federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

                                  ARTICLE VIII

                                  DISTRIBUTIONS

            Section 8.1 Distributions; Special Distribution. The Manager may, by resolution, at any regular or special meeting, declare and make pro rata Distributions in accordance with the Members' respective Economic Percentage Interests of cash and, subject to paragraphs (i) and (l) of Section 4.12, property, in each case in proportion to the respective Economic Percentage Interests at such times as it deems appropriate, at its sole discretion; provided, however, that (except in respect of Distributions required by Section
8.2 below) any Distribution may only be paid in connection with a related distribution by HSNi to its stockholders in an aggregate amount equal to the proceeds to HSNi of such Distribution; and provided, further, that the form of consideration shall be the same for all Classes (e.g., each Member will receive a pro rata interest in the assets being distributed).

            Section 8.2 Mandatory Distributions. Notwithstanding Section 8.1, the Company shall make a Distribution to the Members with respect to each taxable year of the Company, within 60 days after the close of such taxable year, in an aggregate amount equal to the product of the Adjusted Taxable Income multiplied by the Tax Rate. Such Distribution shall be made to all Members in accordance with their respective Economic Percentage Interests.

            Section 8.3 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution if such Distribution would violate Section 18-607 of the Delaware Act or other applicable law, but shall instead make such Distribution as soon as practicable after the making of such Distribution would not cause such violation.

            Section 8.4 Tax Loans to HSNi. If the LLC Taxable Income for any year is a loss and the HSNi Group has positive taxable income for such year, then HSNi shall be entitled to an interest-free loan from the LLC equal to the HSNi Group's taxable income (but not in excess of the LLC Taxable Loss multiplied by one minus the Ratio) multiplied by the Tax Rate and divided by one minus the Ratio, and the repayment of such loan will reflect the cumulative net income or loss of the Company and the HSNi Group for that year and subsequent years.

            Section 8.5 Intercompany Transfer of Funds. (a) The Company shall keep records of all movement of funds between the Company and its Subsidiaries, on the one hand, and HSNi and its Subsidiaries which are not also Subsidiaries of the Company ("Non-LLC Subs"), on the other hand. HSNi shall cause all Excess Cash held by HSNi and its

Subsidiaries from time to time to be transferred to the Company in accordance with the terms of this Section 8.5 and Article 5 of the Investment Agreement.

            (b) Except as otherwise provided in Section 5.4 of the Investment Agreement and Section 8.5(d) of this Agreement, all transfers of funds from the Company to HSNi and Non-LLC Subs (other than distributions on, or redemptions of, the Class A Shares or payment of interest on indebtedness owed or assumed by the Company) shall either be (i) evidenced by a demand note from the recipient of such funds payable to the Company or (ii) applied to repay indebtedness owed by the Company to such recipient.

            (c) Except as otherwise provided in Section 5.4 of the Investment Agreement and Section 8.5(d) of this Agreement, all transfers of funds from HSNi and Non-LLC Subs (other than contributions of capital in connection with the acquisition of the Class A Shares or payment of interest on indebtedness owed to the Company) shall either be (i) evidenced by a demand note from the Company payable to the transferor of such funds or (ii) applied to repay indebtedness owed by such transferor to the Company.

            (d) The provisions of paragraphs (b) and (c) above shall not apply to the payments of funds described in clauses (i) through (iv) of Section 5.4 of the Investment Agreement. HSNi shall cause any transactions between the Company, on the one hand, and the Non-LLC Subs, on the other hand, to be (i) on terms in the aggregate which are no less favorable to the Company than the terms which the Company would have received in a transaction with an unaffiliated third party or (ii) on an allocated cost basis.

            (e) The outstanding demand notes referred to in paragraphs (b) and
(c) above shall bear interest at the Interest Rate from time to time and interest shall be payable monthly in arrears.

                                   ARTICLE IX

                                BOOKS AND RECORDS

            Section 9.1 Books, Records and Financial Statements. (a) The Company shall at all times maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representatives for any purpose reasonably related to such Member's interest in the Company.

            (b) The Officers shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company. The following financial information, prepared in accordance with GAAP (or, in the case of item (v), in accordance with United States federal income tax principles) and applied on a basis consistent with prior periods, which shall be audited and certified to by an independent certified public accountant (who may be the independent certified public accountant for HSNi and its Affiliates), shall be transmitted by the Company to each Member as soon as reasonably practicable and in no event later than ninety (90) days after the close of each Fiscal Year:

            (i) balance sheet of the Company as of the beginning and close of such Fiscal Year;

            (ii) statement of profits and losses for such Fiscal Year;

            (iii) statement of each Member's Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year;

            (iv) statement of the Company's cash flows during such Fiscal Year; and

            (v) a statement indicating such Member's share of each item of the Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes, which statement shall include or consist of a Schedule K-1 to the Company's Internal Revenue Service Form 1065 (or any corresponding schedule to any successor form) for such Fiscal Year.

            (c) Following the end of each of the Company's four fiscal quarters, the Company shall prepare and provide to each Member on a reasonably timely basis in order to permit each Member to comply with its public reporting requirements an unaudited balance sheet of the Company with respect to such quarter, a statement of the profits and losses of the Company for such quarter and a statement of cash flows during such quarter, each of which shall be prepared in accordance with GAAP, applied on a basis consistent with prior periods. To the extent that, with respect to the first four fiscal quarters of the Company, the Company cannot provide final financial statements with respect to such fiscal quarter on a reasonably timely basis for a Member to comply with its reporting obligations, the Company shall provide estimates on a reasonably timely basis to permit such compliance. Except as provided in the next paragraph, a Member shall not disclose any of the information provided pursuant to this paragraph prior to the earlier of (i) immediately following the time such information is made publicly available by HSNi, and (ii) the date HSNi is required to file its quarterly report on Form 10-Q or its annual report on Form 10-K with respect to the fourth quarter, as the case may be, containing such information.

            (d) To the extent that a Member is required pursuant to its public reporting requirements to disclose the quarterly financial information described in paragraph (c) prior to the date described in the last sentence thereof, a Member may use such information or estimates in its required public disclosure, provided that such disclosure does not result in the financial information relating to the Company being separately identifiable or determinable from such disclosure.

            Section 9.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting and shall reflect all Company transactions and be appropriate and adequate for the Company's business.

            Section 9.3 Annual Audit. The financial statements of the Company shall be audited by an independent certified public accountant, selected by the HSNi Board, with such audit to be accompanied by a report of such accountant containing its opinion. The cost of such audit shall be an expense of the Company.

                                    ARTICLE X

                                   TAX MATTERS

            Section 10.1 Tax Matters. (a) The "Tax Matters Partner" of the Company for purposes of ss.6231(a)(7) of the Code shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service or any other taxing authority relating to the determination of any item of Company income, gain, loss, deduction or credit for United States federal, state, local or foreign income or franchise tax purposes. The Tax Matters Partner shall take such action as may be reasonably necessary to constitute each other Member a "notice partner" within the meaning of ss.6231(a)(8) of the Code. The Tax Matters Partner shall cause to be prepared for each taxable year of the Company the federal, state and local tax returns and information returns, if any, which the Company is required to file, copies of which returns shall be made available by the Company at least 30 days prior to filing for inspection, examination, and approval by any Member or any of its representatives during reasonable business hours, and all of such persons shall be entitled to make copies or extracts thereof. The Members shall provide any comments on such returns to the Tax Matters Partner within 15 days after their being made available to the Members. Where the Members are required to file federal, state or local income tax returns by reason of their interest in the Company, the Tax Matters Partner shall cause them to be furnished with the relevant returns filed by the Company. The Tax Matters Partner shall notify each other Member of all material matters that come to its attention in its capacity as Tax Matters Partner. The Tax Matters Partner shall be Home Shopping while Mr. Diller is the Manager and, thereafter, the Tax Matters Partner shall be a designee of the Manager. The Tax Matters Partner shall not have the authority to bind any of the Members, including with respect to any extension of any statute of limitations.

            (b) The Company shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service or any state, local or foreign tax authority in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

            Section 10.2 Right to Make Section 754 Election. The Company Board may, in its sole discretion, make or apply for permission with the Commissioner of the Internal Revenue Service to revoke, on behalf of the Company, an election in accordance with ss.754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of ss.734 of the Code, and in the case of a transfer of a Company interest within the meaning of ss.743 of the Code. Each Member shall, upon request of the Company, supply the information necessary to give effect to such an election.

            Section 10.3 Section 709 Election. The Tax Matters Partner shall cause the Company to file, with the Company's Internal Revenue Service Form 1065 for the taxable year in which the Company begins business, an election under ss.709 of the Code (meeting the requirements of Treasury Regulation ss.1.709-1(c)) to amortize its organizational expenses over 60 months. Each Member agrees to (i) treat any amounts paid or incurred by such Member to organize the Company as deferred expenses of the Company that are subject to ss.709 of the Code and (ii) maintain records of any such amounts that are sufficiently detailed to enable the Company to file an election meeting the requirements of Treasury Regulation ss.1.709-1(c).

            Section 10.4 Taxation as Partnership. The Company shall be treated as a partnership for United States federal, state, local and foreign tax purposes and will make any necessary elections to achieve such status.

                                   ARTICLE XI

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

            Section 11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person or Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person or Member. Except as expressly provided herein, no Member in its capacity as such, shall have liability to the Company, any other Member or the creditors of the Company.

            Section 11.2 Exculpation. (a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Company Board or an appropriate Officer or employee of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence, fraud or willful misconduct.

            (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

            Section 11.3 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

            Section 11.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence, fraud or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

            Section 11.5 Expenses. To the fullest extent permitted by applicable law, reasonable expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11.4 hereof.

            Section 11.6 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Company Board by resolution shall deem reasonable or appropriate, on behalf of Covered Persons and such other Persons as the Company Board by resolution shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Members and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Company Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 11.5 hereof and containing such other procedures regarding indemnification as are appropriate.

            Section 11.7 Outside Businesses. Any Member (including any Member that is the Manager) or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity. The provisions of this Section 11.7 shall not in any way limit, modify or amend the terms of any noncompetition, license or employment agreement that may be entered into between the Company and any Member, which terms shall be binding on the parties thereto.

            Section 11.8 Third-Party Beneficiaries. There shall be no third-party beneficiaries of this Agreement.

                                   ARTICLE XII

                               ADDITIONAL MEMBERS

            Section 12.1 Admission. Except as provided in Section 2.1(b),
Article VI or Section 13.1, the Company may not admit any new Members and may issue no new Class A Shares, Class B Shares or Class C Shares.

            Section 12.2 Allocations. Additional Shares shall not be entitled to any retroactive allocation of the Company's income, gains, losses, deductions, credits or other items; provided that, subject to the restrictions of ss.706(d) of the Code, Additional Shares shall be entitled to their respective share of the Company's income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the issuance of any Additional Shares to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with ss.706(d) of the Code and Treasury Regulations promulgated thereunder, the Company's books may be closed at the time Additional Shares are admitted (as though the Company's tax year had ended) or the Company may credit to the Additional Shares pro rata allocations of the Company's income, gains, losses, deductions, credits and other items for that portion of the Company's Fiscal Year after the effective date of the issuance of the Additional Shares.

                                  ARTICLE XIII

                                   ASSIGNMENTS

            Section 13.1 Assignments of Shares Generally. Except as permitted by the Investment Agreement and the Exchange Agreement, a Member may not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber ("Assign," and such act, an "Assignment") all or any part of the Shares or Additional Shares owned by such Member without the consent of the holders of the Class A Shares, Class B Shares and Class C Shares and any attempt to do so shall be void ab initio to the maximum extent permitted by law; provided, however, that a merger or consolidation between a Member and a member of its Group (as defined in the Exchange Agreement) shall not be deemed to be an Assignment of any of the Shares or Additional Shares owned by such Member and that a merger or consolidation in which Universal, HSNi (or Home Shopping Network) or Liberty is a constituent corporation shall not be deemed to be an Assignment of any Shares or Additional Shares Beneficially Owned by such person (provided in each case that a significant purpose of any such transaction is not to avoid the provisions of this Agreement and provided that the surviving corporation agrees to be bound by the terms of this Agreement then applicable to such Member). Any assignment of a Share permitted under this Section 13.1 shall not be effective until the assignee has been admitted as a Member of the Company which shall be when the assignee has executed a counterpart to this Agreement and is reflected as a Member of the Company on Schedule A hereto. Notwithstanding any other provision of this Agreement, the Members expressly agree that the transactions contemplated by that certain credit agreement among the Company, certain Affiliates of the Company and the lenders thereunder, with Chase Securities, Inc. as Arranger, in connection with consummation of the transactions contemplated by the Investment Agreement, which include the incurrence of certain indebtedness and the issuance of certain guarantees and pledges (including of the Class A Shares), or in connection with any replacement facility, shall not constitute an Assignment or otherwise violate this Agreement.

            Section 13.2 Recognition of Assignment by the Company. No Assignment of Shares or Additional Shares in violation of Section 13.1 shall be valid or effective, and neither the Company nor the Members shall recognize the same for the purpose of making allocations or Distributions. Neither the Company nor the Members shall incur any liability as a result of refusing to make any such allocations or Distributions with respect to Assigned Shares in violation of
Section 13.1.

                                   ARTICLE XIV

                    DISSOLUTION, LIQUIDATION AND TERMINATION

            Section 14.1 No Dissolution. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not, in and of itself, cause the dissolution of the Company. In such event, the business of the Company shall be continued by the remaining Members.

            Section 14.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

            (a) the written consent of the holders of a majority of each of the Class A Shares, the Class B Shares and the Class C Shares; or

            (b) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

            Section 14.3 Liquidation. Upon dissolution of the Company, the Person or Persons approved by the Members to carry out the winding up of the Company shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation as specified in Article VII hereof. The proceeds of liquidation shall be distributed in the following order and priority:

            (a) to secured creditors of the Company whether or not they are Members and to unsecured creditors that are not Members, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

            (b) to unsecured creditors of the Company that are Members, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

            (c) to the holders of the Class A Shares, the Class B Shares and the Class C Shares on a pro rata basis in accordance with their respective Economic Percentage Interests.

            Section 14.4 Termination. The Company shall terminate when all of the assets of the Company, after payment, or due provision for all debts, liabilities and obligations, of the Company shall have been distributed to the Members in the manner provided for in this Article XIV and the Certificate shall have been canceled in the manner required by the Delaware Act.

            Section 14.5 Claims of the Members. The Members and former Members shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

                                   ARTICLE XV

                                  MISCELLANEOUS

            Section 15.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be hand delivered, faxed or mailed by registered or certified mail or overnight courier service, as follows:

            (a) if given to the Company, to the address (and, if applicable, fax number) specified in Section 2.5 hereof to the attention of the General Counsel of the Company (or, if there be none, to the General Counsel of HSNi); or

            (b) if given to any Member, to the person and at the address (and, if applicable, fax number) set forth opposite its name on Schedule A attached hereto, or at such other address (and, if applicable, fax number) as such Member may hereafter designate by written notice to the Company.

All such notices shall be deemed to have been given when received.

            Section 15.2 Formation Expenses. Each party shall pay its own expenses incurred in connection with the formation of the Company.

            Section 15.3 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

            Section 15.4 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

            Section 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

            Section 15.6 Interpretation. All references herein to "Articles," "Sections" and "Paragraphs" shall refer to corresponding provisions of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent in writing and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. It is the intent of the parties hereto that this Agreement shall be an effectuation of certain terms of the Investment Agreement consistent with such terms of the Investment Agreement and that the provisions of this Agreement should be interpreted to give effect to the Investment Agreement.

            Section 15.7 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

            Section 15.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

            Section 15.9 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto other than the Exchange Agreement (including the related letter agreement), the Investment Agreement and the agreements referred to therein (including the Stockholders Agreement). Notwithstanding anything to the contrary contained herein, this Agreement shall not alter any of HSNi's, Universal or Liberty's indemnification obligations under the Investment Agreement or their respective obligations to make Capital Contributions to the Company pursuant to the Investment Agreement.

            Section 15.10 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

            Section 15.11 Confidentiality. Each Member expressly acknowledges that such Member will receive confidential and proprietary information relating to the Company, including, without limitation, information relating to the Company's financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company. Except with the prior written consent of the Company or as required by law, no Member shall disclose any such information to a third party (other than on a "need to know" basis to any Affiliate or any employee, agent or representative of such Member or its Affiliates (each of whom shall agree to maintain the confidentiality of such information)), and each Member shall use reasonable efforts to preserve the confidentiality of such information.

                                   ARTICLE XVI

                                   AMENDMENTS

            Section 16.1 Amendments. Subject to approval pursuant to Section
4.12 of this Agreement, any amendment to this Agreement shall be adopted and be effective as an amendment hereto if approved by the affirmative vote of 85% of the Total Voting Power of the holders of the Class A Shares, the Class B Shares and the Class C Shares, voting together as a single class, except that any amendment which would adversely affect the rights or obligations of any Member shall be approved by such Member.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                       MEMBERS:

                                       HSN, INC.



                                       By: /s/ James G. Gallagher
                                          -------------------------------
                                          Name:  James G. Gallagher
                                          Title: Vice President


                                       HOME SHOPPING NETWORK, INC.



                                       By: /s/ James G. Held
                                          -------------------------------
                                          Name:  James G. Held
                                          Title: President and Chief
                                                 Executive Officer


                                       UNIVERSAL STUDIOS, INC.



                                       By: Brian C. Mulligan
                                          -------------------------------
                                          Name:  Brian C. Mulligan
                                          Title: Senior Vice President


                                       LIBERTY MEDIA CORPORATION



                                       By: /s/ Robert R. Bennett
                                          -------------------------------
                                          Name:  Robert R. Bennett
                                          Title: President and CEO


                                       BARRY DILLER, for purposes of Sections
                                       4.12 and 5.1 of this Agreement



                                        /s/ Barry Diller
                                       ----------------------------------